EXHIBIT 99.3

group 1 = conforming
(subgroup 1a = fixed rate conforming, subgroup 1b = floating rate conforming) group 2 = non-conforming

Principal and excess interest that comes in will be first split amongst group 1 and group 2 by their respective allocation percentages. Then within group 1, they will be further split amongst subgroup 1a and subgroup 1b by their respective allocation percentages.

Class AF certificates - In the last deal we had time tranched AF certificates, this deal there will be one AF passthrough. In the last deal these certificates were primarily backed by both conforming and non-conforming collateral, in this deal they will be primarily backed by conforming collateral (subgroup 1a).

Class AV-1 certificates - Same as last deal's AV-1 certificates. It will be primarily backed by conforming collateral (subgroup 1b).

Class AV-2 certificates - Not in the last deal. This be a floater primarily backed by non-conforming collateral (group 2).

Subordinate certificates - Same as last deal. Fixed rate certicates. Also, in the last deal we did a "reverse turbo feature" for the Class B in which it receives cashflow that would normally go to the class R at the bottom the waterfall after the OC is met. The OC was then adjusted upwards by this "turbo payment" amount. We may or may not have this feature for this deal's Class B, however, there is no impact to the protection for the certificates senior to it.